Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

TO: Vitesse Energy, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2025 relating to the financial statements of Vitesse Energy, Inc. (“Vitesse”), appearing in the Annual Report on Form 10-K of Vitesse as of and for the years ended December 31, 2024 and 2023.

/s/ Deloitte & Touche LLP

Denver, Colorado

May 30, 2025